UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 16, 2009

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.     Entry into a Material Definitive Agreement.

On February 16, 2009, POZEN, Inc., a Delaware corporation (“POZEN”), entered into a Lease Modification Agreement No. 1 (the “Modification Agreement”) with The Exchange at Meadowmont LLC, a North Carolina limited liability company, modifying certain terms to the existing lease, dated as of November 21, 2001, relating to approximately 17,009 square feet of office space located at Exchange West, 1414 Raleigh Road, Suite 400, Chapel Hill, North Carolina (the Company’s headquarters).  Under the terms of the Modification Agreement, the lease term is extended for an additional 5 years and 7 months, terminating on September 30, 2015.  In addition, POZEN’s monthly base rent, beginning on September 1, 2009, will be set at $26.73 per square foot, per annum, and will increase at a rate of 2% per year during the term of the lease.  In addition, POZEN’s $94,683.66 Letter of Credit security requirement is reduced to $42,000 under the Modification Agreement.  POZEN will also receive a refurbishment fund of $51,027 to be used at POZEN’s discretion for leasehold improvements.  The Modification Agreement also provides POZEN with a reduced notice period of 7 months for renewals of the lease (down from 12 months).  POZEN is also entitled to a 3-year lease extension option available at the end of the term and a first offer right on available space located on the property’s 3rd and 4th floors.

This summary description of the Modification Agreement does not purport to be complete and is qualified in its entirety by reference to the Modification Agreement, which is filed as an Exhibit hereto and incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d)           Exhibits.

Exhibt No.	Description

10.1	Lease Modification Agreement No. 1, dated as of February 16, 2009, by and between POZEN, Inc., as Tenant, and The Exchange at Meadowmont LLC, as Landlord.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc.

By:	/s/ William L Hodges
	Name:	William L. Hodges
	Title:	Chief Financial Officer

Date:  February 17, 2009